AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ASCENTIAL SOFTWARE CORPORATION,

GREEK ACQUISITION CORPORATION

AND

MERCATOR SOFTWARE, INC.

Dated as of August 2, 2003

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ARTICLE IX MISCELLANEOUS	41
SECTION 9.1 Representations and Warranties	41
SECTION 9.2 Extension; Waiver	41
SECTION 9.3 Notices	41
SECTION 9.4 Entire Agreement	42
SECTION 9.5 Binding Effect; Benefit; Assignment	42
SECTION 9.6 Amendment and Modification	42
SECTION 9.7 Headings	42
SECTION 9.8 Counterparts	42
SECTION 9.9 Applicable Law	42
SECTION 9.10 Severability	42
SECTION 9.11 Waiver of Jury Trial	42

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AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2003 (this “Agreement”), by and among Ascential Software Corporation, a Delaware corporation (“Parent”), Greek Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Mercator Software, Inc., a Delaware corporation (the “Company”). As used in this Agreement, capitalized terms have the meanings ascribed to them in Article VIII.

      WHEREAS, the respective Board of Directors of each of Parent, Sub and the Company has unanimously approved, and deems advisable and in the best interest of its respective stockholders to consummate, the acquisition of the Company by Parent, subject to the terms and conditions of this Agreement;

      WHEREAS, in furtherance of such acquisition, Sub will make a tender offer (the “Offer”) in compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (such shares, together with any associated preferred stock or other rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of September 2, 1998, by and between the Company and The Bank of New York, as Rights Agent, as amended by the Amendment to Rights Agreement, dated as of January 8, 2003, by and between the Company and the Bank of New York, as Rights Agent (the “Rights Agreement”), are hereinafter referred to as “Shares”), for $3.00 per Share (such amount, or any other amount per Share paid pursuant to the Offer, is hereinafter referred to as the “Offer Price”) net to the seller in cash, subject to the terms and conditions of this Agreement;

      WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved, and the Boards of Directors of Sub and the Company have declared advisable, the merger of Sub with and into the Company (the “Merger”) after consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned by Parent, Sub or the Company, and other than Dissenting Shares, will be converted into the right to receive the Offer Price;

      WHEREAS, the Board of Directors of the Company on the terms and subject to the conditions set forth herein (a) has unanimously determined that the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, (b) has unanimously approved the Offer, the Merger and this Agreement and (c) has unanimously recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and that, following the Offer, the stockholders of the Company approve and adopt the Merger and this Agreement;

      WHEREAS, as a condition and inducement to Parent’s and Sub’s entering into this Agreement and incurring the obligations set forth herein, certain stockholders of the Company, concurrently herewith, are entering into a Stock Tender Agreement dated as of the date hereof, with Parent and Sub, pursuant to which such stockholders are agreeing, among other things, to tender the Shares held by them in the Offer, to grant Parent an option to purchase such Shares under certain circumstances and to grant Sub a proxy with respect to the voting of such Shares, all upon the terms and subject to the conditions set forth in the Stock Tender Agreement; and

      WHEREAS, as a condition to the inducement to Parent’s and Sub’s entering into this Agreement and incurring the obligations set forth herein, certain employees of the Company, concurrently herewith, are entering into an Employee Noncompetition, Nondisclosure and Development Agreement with Parent and Sub, each such agreement to become effective upon the purchase by Sub of the Shares pursuant to the Offer;

      WHEREAS, as a condition to the inducement to Parent’s and Sub’s entering into this Agreement and incurring the obligations set forth herein, certain employees of the Company, concurrently herewith, are entering into a Noncompetition, Nondisclosure and Development Agreement with the Company.

      NOW, THEREFORE, in consideration of the premises and of the respective covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

      SECTION 1.1     The Offer.

      (a) Provided that this Agreement shall not have been terminated in accordance with Article VII and none of the events set forth in Annex A hereto (the “Tender Offer Conditions”) shall have occurred and be existing, as promptly as practicable after public announcement of this Agreement, Parent shall cause Sub to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to acquire any and all Shares at the Offer Price. Subject to the Minimum Condition and subject to the other Tender Offer Conditions hereto, Sub shall use all reasonable efforts to consummate the Offer in accordance with its terms and to accept for payment and pay for Shares tendered pursuant to the Offer as soon as Sub is legally permitted to do so under applicable Law. With respect to such Shares, the Offer Price shall be net to the seller thereof in cash, subject to reduction for any applicable state, federal or foreign withholding or transfer taxes and otherwise subject to the terms and conditions of this Agreement. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) and shall be subject to the Minimum Condition and the other Tender Offer Conditions and shall reflect, as appropriate, the other terms set forth in this Agreement. The obligation of Sub to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction of the Tender Offer Conditions. Sub expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares subject to the Offer, (iv) waive the Minimum Condition, (v) modify or add conditions to the Tender Offer Conditions which otherwise adversely affect the holders of the Shares, or (vi) except as provided in Section 1.1(b), extend the Offer. The Offer shall remain open until 5:00 p.m., New York City time, on the day immediately following the twentieth business day (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer, unless Sub shall have extended the period of time for which the Offer is open, in accordance with Section 1.1(b) or as may be required by applicable Law.

      (b) If on the scheduled expiration date of the Offer (or as such date may be extended pursuant to this Section 1.1(b)), all conditions to the Offer have not been satisfied or waived, Sub may, from time to time, in its sole discretion, extend the expiration date of the Offer; provided, however, that Sub may only extend the Offer for a period not to exceed ten business days (a “Ten Day Extension”) and that Sub may not make more than three Ten Day Extensions without the prior consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. If, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares (on a fully diluted basis), Sub may extend the Offer, on one or more occasions, for an aggregate period of not more than ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; provided, however, that Sub may not extend the Offer pursuant to this sentence beyond September 15, 2003. In addition, Sub may extend the Offer for any reason for up to two business days; provided that no more than three such extensions are permitted and provided further that if all the conditions to the Offer have been met as of the expiration of the Offer, Sub may not extend the Offer pursuant to this sentence beyond September 15, 2003. Sub may, but shall not have the obligation to, increase the amount it offers to pay per Share in the Offer, and the Offer may be extended to the extent required by Law in connection with such increase, in each case without the consent of the Company. Following expiration of the Offer, Sub may, but is not obligated to, make available a subsequent offering period in accordance with the Exchange Act.

      (c) On the date the Offer is commenced, Parent and Sub shall file with the Securities and Exchange Commission (the “Commission”) a Tender Offer Statement on Schedule TO (the “Schedule TO”) and all other necessary documents and make all deliveries, mailings and telephone notices required by Rule 14d-3 under the Exchange Act with respect to the Offer. The Schedule TO will include, as exhibits, the Offer to Purchase, a form of letter of transmittal and any other documents required by the Exchange Act. The Schedule TO together with all exhibits thereto and any amendments or supplements thereto are hereinafter referred to collectively as the “Offer Documents.” Each of Parent and Sub, on the one hand, and the Company, on the other, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the Commission and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and suggest comments to the Offer Documents before they are filed with the Commission. In addition, Parent and Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Sub may receive from time to time from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications and shall give the Company and its counsel the opportunity to review and suggest comments to any such communications.

      (d) Parent and Sub will take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

      (e) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer. Sub shall, and Parent shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

      SECTION 1.2     Company Actions.

      (a) On the date the Offer Documents are filed with the Commission, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act, which shall contain the unanimous recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and that the stockholders of the Company approve and adopt this Agreement and the Merger. The Schedule 14D-9 together with all exhibits thereto and any amendments or supplements thereto are hereinafter referred to collectively as the “Schedule 14D-9.” At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail, cause to be mailed or have previously provided to Parent to be mailed to the stockholders of the Company such Schedule 14D-9. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Sub and their counsel shall be given the opportunity to review and suggest comments to the Schedule 14D-9 before it is filed with the Commission. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications and shall give Parent and its counsel the opportunity to review and suggest comments to any such communications.

      (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Sub mailing labels, security position listings and any available listing or a computer file containing the names and addresses of all record holders of Shares as of the most recent practicable date, and shall furnish Sub with such additional information (including updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and assistance as Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents or as required by Law, Parent and Sub shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

      SECTION 1.3     Composition of the Board of Directors.

      (a) Upon the purchase of shares of Common Stock pursuant to the Offer and from time to time thereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate such number of directors of the Company, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company’s Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. The term “Board Fraction” shall mean a fraction, the numerator of which shall be the number of Shares that Parent and its Subsidiaries beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding. In furtherance thereof, but consistent with the Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation of the Company and applicable Law, the Company shall, upon request of Parent, promptly take such actions as are necessary to enable such designees of Parent to be elected or appointed to the Company’s Board of Directors, including amending the Amended and Restated By-Laws, increasing the number of directors on the Company’s Board of Directors and obtaining the resignations of a number of its incumbent directors, or all of them. The Company shall use its best efforts to cause the vacancies created by such increase in the number of directors or the resignation of incumbent directors to be filled by the designees of Parent. At such time, the Company shall, if requested by Parent, but consistent with the Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation of the Company, also take all action necessary to cause persons designated by Parent to constitute the same Board Fraction, rounded up to the next whole number, of (i) each committee of the Company’s Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board to the extent such action would not compromise the composition of a committee whose composition is subject to rules relating to independence of directors.

      (b) Subject to applicable Law, the Company shall take all action requested by Parent, but consistent with the Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation of the Company, that is reasonably necessary to effect any such election or appointment of the designees of Parent to the Company’s Board of Directors, including promptly mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9. The provisions of this Section 1.3 are in addition to and shall not limit any rights that Parent, Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of Law with respect to the election of directors or otherwise.

      (c) In the event that Parent’s designees are elected or appointed to the Company’s Board of Directors, until the Effective Time, the Company’s Board of Directors shall have at least two directors, or such other number as may be required by the rules of the Nasdaq Stock Market, Inc., who are not stockholders or Affiliates of Parent or Sub and are otherwise considered independent directors within the meaning of the rules of the Nasdaq Stock Market, Inc. (“Independent Directors”), provided that, in such event, if the number of Independent Directors shall be reduced below two, or such other number as may be required by the rules of the Nasdaq Stock Market, Inc. for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate Persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two Persons, or such other number as may be required by the rules of the Nasdaq Stock Market, Inc. to fill such vacancies who shall not be stockholders or Affiliates of Parent or Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall form a committee that, during the period from the time shares of Common Stock are purchased pursuant to the Offer until the Effective Time, shall have the sole power and authority, by a majority vote of such Independent Directors, for the Company to (a) amend or terminate this Agreement or to extend the time for the performance of any of the obligations or other acts of Parent or Sub under the Offer, the Merger or this Agreement, (b) exercise or waive any of the Company’s rights, benefits or remedies hereunder, or (c) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Sub.

ARTICLE II

THE MERGER

      SECTION 2.1     The Merger.

      (a) After the consummation of the Offer and subject to the terms and conditions of this Agreement, the Company will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

      (b) At the Effective Time, Sub shall be merged with and into the Company in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Sub, all as provided under Delaware Law.

      (d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, at 10:00 a.m., Boston time, on the second business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place, time or date as Parent and the Company may agree in writing (the date of the Closing being hereinafter referred to as the “Closing Date”).

      (e) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to effect the transactions contemplated by this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

      SECTION 2.2     Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that such certificate of incorporation shall provide that the name of the Surviving Corporation shall be “Mercator Software, Inc.”

      SECTION 2.3     By-laws of the Surviving Corporation. The by-laws of Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (until amended in accordance with applicable law).

      SECTION 2.4     Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

      SECTION 2.5     Stockholders’ Meeting.

      (a) If required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors shall, in accordance with applicable law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as practicable following the acceptance for payment and purchase of Shares by Sub pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement. Subject to the rights of the Board of Directors of the Company under Section 5.5, the Board of Directors of the Company shall declare that this Agreement is advisable and unanimously recommend that the Agreement, the Merger and the other transactions contemplated hereby be approved and adopted by the stockholders of the Company and shall include in the Proxy Statement a copy of such recommendations;

(ii) prepare and file with the Commission a proxy or preliminary information statement which meets all the requirements of the rules and regulations of the Commission relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the Commission in the Proxy Statement, including, if applicable, the Opinion and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the “Proxy Statement”), including any amendment or supplement thereto to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with, and the approval of, Parent, Sub and their counsel;

(iii) subject to the provisions of Section 5.5(b), include in the Proxy Statement the unanimous recommendation of the Company’s Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the approval of this Agreement; and

(iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent and Sub, advisable to secure any vote or consent of stockholders required by applicable Law to effect the Merger.

      (b) Parent shall vote, or cause to be voted, in favor of the approval of the Merger and the approval and adoption of this Agreement all Shares owned by Parent, Sub and any of Parent’s other Subsidiaries.

      (c) At or prior to the Closing, the Company shall deliver to Parent a certificate of its corporate secretary setting forth the voting results from the Company Stockholders’ Meeting.

      SECTION 2.6     Merger Without Meeting of Stockholders. Notwithstanding Section 2.5, in the event that Parent, Sub or any other Subsidiaries of Parent shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable Sub or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties hereto shall, at the request of Parent and subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

      SECTION 2.7     Conversion of Stock. At the Effective Time:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Dissenting Shares and (ii) any Shares which are held by the Company or any Subsidiary of the Company or which are held, directly or indirectly, by Parent or a Subsidiary of Parent (including Sub), all of which shall cease to be outstanding and be canceled and retired and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder thereof, forthwith cease to exist and be converted into and represent the right to receive in cash, without interest, the Offer Price upon surrender of the certificate formerly representing such share in the manner provided in Section 2.8 (the “Merger Consideration”).

(b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder thereof, become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      SECTION 2.8     Exchange of Certificates.

      (a) Parent shall designate a bank or trust company in the United States reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.7(a). As soon as practicable after the Effective Time, Parent or Sub shall deposit, or cause to be deposited, with the Paying Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.7(a). Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

      (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares which were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and any other item specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the Merger Consideration without interest in exchange therefor, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will deliver the Merger Consideration deliverable in respect of such lost, stolen or destroyed Certificate as determined in accordance with this Article II; provided, however, that, if required by Parent, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash, without interest, as contemplated by this Section 2.8.

      (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 2.9     Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except for the right to surrender his or her Certificate in exchange of the Merger Consideration, without interest, and except for rights granted by the DGCL with respect to Dissenting Shares.

      SECTION 2.10     Stock Option and Other Plans.

      (a) Except as set forth in Section 2.10(b), at the Effective Time, each then outstanding option to acquire Shares (each such option issued under a Company Option Plan, a “Company Stock Option”), whether or not then exercisable, shall (without any action on the part of the Company) automatically be converted into an option to purchase Parent Common Stock in accordance with this Section 2.10(a). Each Company Stock Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as are currently applicable to each such Company Stock Option (after giving effect to any acceleration thereof described on Section 3.14(e) of the Company Disclosure Schedule) and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number, of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion of any Company Stock Options which are “incentive stock options,” within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a “modification” of such Company Stock Options within the meaning of Section 424 of the Code.

      (b) Notwithstanding the provisions of Section 2.10(a), prior to the Effective Time, the Company shall cause each then-outstanding Company Stock Option that is issued pursuant to the TSI International Software, Ltd. 1997 Directors Stock Option Plan shall (without any action on the part of the Company) automatically become fully vested and exercisable. Prior to the Effective Time, the Company shall notify, in accordance with the terms of each such plan, each holder of such a Company Stock Option that (1) each such Company Stock Option may be exercised in accordance with its terms, in whole or in part, prior to the Effective Time and (2) that to the extent any such Company Stock Option is unexercised at the Effective Time it shall be automatically cancelled, without consideration, as of the Effective Time.

Each such Company Stock Option which has not been exercised as of the Effective Time shall (without any action on the part of the Company) automatically be cancelled without consideration.

      (c) As of the Effective Time, except as provided in this Section 2.10, all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be canceled. The Company shall take all action necessary to ensure that, as of and after the Effective Time, except as provided in this Section 2.10, no person shall have any right under the Company Option Plans or any other plan, program or arrangement with respect to equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

      (d) The Company shall accelerate the August 1, 2003 exercise of Company Stock Options under the Company’s 1997 Employee Stock Purchase Plan (the “Company ESPP”) so that it occurs immediately prior to the Effective Time and shall take all necessary and appropriate action so that following the Effective Time participants shall have no right to acquire Common Stock under the Company ESPP.

      SECTION 2.11     Company Warrants. At the Effective Time, each holder of an outstanding warrant to purchase Shares (each a “Company Warrant”) granted by the Company, shall automatically and without any action on the part of the Company, Parent, Sub or any holder of Company Warrants from and after the date hereof, be entitled to receive, as set forth herein, the Cash Amount in respect of such Company Warrant.

      SECTION 2.12     Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

      SECTION 2.13     Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, Shares which are held by stockholders who do not vote in favor at the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent a right to receive cash pursuant to Section 2.7(a), but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

      (b) Notwithstanding the provisions of Section 2.13(a), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.7(a), without interest, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.8.

      (c) The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), that each of the statements contained in this Article III is true and correct. Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one provision of the Company Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross reference.

      SECTION 3.1     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as currently conducted and as proposed to be conducted by the Surviving Corporation, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the business conduct or nature of its activities makes such qualification necessary, or if not so qualified in any such jurisdiction, it can become so qualified without any Material Adverse Effect on the Company (including assessment of Taxes for prior years). The Company has heretofore delivered to Parent complete and accurate copies of its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and the Company is not in violation of any provision of these organizational documents. There has been no amendment to or change in the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company since the time of their delivery to Parent.

      SECTION 3.2     Corporate Authorization; Board Approvals; Vote Required.

      (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval by the Company’s stockholders in accordance with the DGCL in connection with the consummation of the Merger (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by Parent and Sub, as applicable, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

      (b) The Board of Directors of the Company, at a meeting duly called and held, has (i) unanimously determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the transactions contemplated by this Agreement and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Sub pursuant to the Offer and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger. No vote of any class or series of the Company’s capital stock is necessary to approve any of the transactions contemplated by this Agreement other than the Merger.

      SECTION 3.3     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, whether domestic or foreign, other than (a) the filing of a certificate of merger in connection with the Merger in accordance with the DGCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of foreign anti-trust, competition, trade regulation or investment laws and (d) the filing of the Offer Documents, Schedule 14D-9, filings under Rule 14f-1 of the Exchange Act and the Proxy Statement.

      SECTION 3.4     Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company, (b) assuming compliance with the matters referred to in Section 3.3 and subject to receipt of any required Company Stockholder Approval in connection with the consummation of the Merger and the payments and benefits set forth in Section 3.14(e) of the Company Disclosure Schedule, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (c) subject to receipt of any required Company Stockholder Approval in connection with the consummation of the Merger, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company or any of its Subsidiaries or to a loss of any material right or benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries.

      SECTION 3.5     Capitalization. The authorized capital stock of the Company consists of 190,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share of which 500,000 have been designated as Series A Junior Participating Preferred Stock. As of the close of business on July 31, 2003 (i) there were outstanding 35,266,939 shares of common stock, (ii) no shares of the Company common stock were held in the Company’s treasury, (iii) no shares of the Company preferred stock were outstanding, (iv) 11,338,346 shares of common stock were subject to outstanding Company Stock Options and (v) 1,133,119 shares of common stock were subject to Company Warrants. Except as set forth above and except for Shares of common stock issued upon exercise of Company Stock Options or Company Warrants referenced above subsequent to the close of business on July 31, 2003 and prior to the date of this Agreement, as of the date of the Agreement, no shares of capital stock or other voting securities of the Company were outstanding. All outstanding shares of capital stock of the Company have been, and each share of the Company’s capital stock issued upon exercise of a Company Stock Option or Company Warrant will be, duly authorized and validly issued and are fully paid and nonassessable. None of the Shares have been issued in violation of any federal or state securities laws. Except for the Rights, the Company Stock Options and the Company Warrants, as of the close of business on the date hereof, there were no outstanding options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, or repurchase, redeem or otherwise acquire, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment. The Company Stock Options are evidenced by stock option agreements, complete and accurate copies of which the Company has heretofore delivered to Parent. The Company Warrants are evidenced by warrant agreements, complete and accurate copies of which the Company has heretofore made available to Parent. Section 3.5 of the Company Disclosure Schedule sets forth a complete and accurate list as of the close of business on July 31, 2003 of all outstanding (i) Company Stock Options, including the names of persons holding such options, the number of options held by each person and the grant date, exercise price and vesting schedule for each such option and (ii) Company Warrants, including the names of the persons or entities holding such warrants, the number of shares of capital stock subject to such warrants and the issuance date and exercise price for each such warrant.

There are no voting trusts, proxies or other similar agreements or understandings with respect to Shares or any shares of capital stock of any Subsidiary of the Company.

      SECTION 3.6     Subsidiaries.

      (a) Section 3.6 of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization, and the record holder of the capital stock of each Subsidiary of the Company. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities in any other corporation or entity other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity.

      (b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities or the business conducted makes such qualification necessary, or if not so qualified in any such jurisdiction, it can become so qualified without any Material Adverse Effect on the Company (including assessment of Taxes for prior years). The Company has heretofore delivered to Parent complete and correct copies of the Certificate of Incorporation, By-Laws or similar organizational documents of each of its Subsidiaries. No Subsidiary is in default or in violation of any provision of its organizational documents.

      (c) All shares of capital stock of, or other ownership interests in, Subsidiaries of the Company owned, directly or indirectly, by the Company are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for limitations or restrictions under applicable Laws. There are no outstanding options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than the Company or a wholly owned Subsidiary of the Company) any outstanding shares of capital stock of any Subsidiary of the Company.

      SECTION 3.7     Commission Filings.

      (a) The Company has timely filed all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) (the “Commission Documents”) required to be filed by it with the Commission since July 1, 1998. The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1998, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1998, and (iv) all of its other reports, statements and schedules filed with the Commission since July 1, 1998. The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2002 is hereinafter referred to as the “Company 10-K”.

      (b) As of its filing date, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each Commission Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended, (the “Securities Act”) as the case may be, and the applicable rules and regulations promulgated, and requirements of, the Commission thereunder and with the requirement of any stock exchange or Nasdaq Stock Market, Inc.

      (c) As of its filing date, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each Commission Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated thereon or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Since the date of the Company Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC, except to the extent set forth in the Company 10-K.

      (e) No Subsidiary of the Company is required to file any forms, reports, schedules, statements or other documents with the Commission.

      SECTION 3.8     Financial Statements.

      (a) Each of the consolidated financial statements of the Company (including any related notes and schedules) included in the Commission Documents and including any Commission Document filed after the date hereof until the Effective Time and the consolidated financial statements of the Company as of June 30, 2003 as set forth in Section 3.8 of the Company Disclosure Schedule, complied, or will comply, as the case may be, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, and fairly presents the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein all in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes thereto, and, in the case of unaudited interim financial statements, except as permitted by Form 10-Q and Form 8-K under the Exchange Act). For purposes of this Agreement, the “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2002 set forth in the Company 10-K and the “Company Balance Sheet Date” means December 31, 2002.

      (b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements.

      SECTION 3.9     Agreements.

      (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all written, or, to the Knowledge of the Company, oral, notes, bonds, mortgages, indentures, leases, licenses, contracts, agreements or other instruments or obligations or arrangements, to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound (i) which contain provisions for the supply of products in the future, future discounts or credits toward future purchases, in each case in an amount greater than $100,000, or for payment by the other party thereto in a form other than cash; (ii) which contain provisions granting the customer the use of products of the Company other than for the customer’s internal business use or without restricting the number of either CPUs or users or on an “enterprise” or similar basis; (iii) pursuant to which the customer will own any Intellectual Property developed or created by the Company or its Subsidiaries; (iv) pursuant to which any source code version of any Software Program that is included in the Company Intellectual Property is required to be, or has been, either provided to or placed in escrow for the benefit of the customer, reseller,

OEM or other business partner; (v) which permit the customer to transfer, assign or sublicense Company Intellectual Property rights without the Company’s consent, other than rights transferred by operation of law; (vi) which include provisions containing, or that are otherwise subject to, non-competition, exclusivity, non-solicitation of the employees of the other party thereto, or “most favored customer” or similar pricing arrangements, or other similar restrictions on the Company or its Subsidiaries; (vii) which contain provisions for liquidated damages or penalties upon termination in an amount greater than $100,000 or indemnification provisions that materially deviate from the Company’s and the Subsidiaries standard practice; (viii) with any director, officer or affiliate of the Company or any of its Subsidiaries; (ix) under which there remains any obligation or liability of the Company or any of its Subsidiaries for the sale or lease of any of the Company’s or any of its Subsidiaries’ assets other than in the ordinary course of business; (x) which following the Effective Time will create a restriction on the business or operations of any Affiliate of the Surviving Corporation which is not as of the date hereof an Affiliate of the Company; (xi) which provide for the payment by or to the Company or any of its Subsidiaries of an amount greater than $250,000 per annum; (xii) which commit the Company any of its Subsidiaries to purchase a minimum quantity of goods or services other than de minimus amounts under equipment leases; (xiii) which contain a prepayment by a customer, OEM, reseller or other business partner, including the outstanding prepaid amount of the date hereof and historical “burn” rates or (xiv) which are material to the Company’s or any of its Subsidiaries’ business or operations. The agreements and other documents listed on Section 3.9(a) in subsections (i) through (xiv) are hereinafter referred to as the “Material Company Contracts.”

      (b) (i) Neither the Company nor any Subsidiary of the Company has breached, is in default under, or has received written notice of any breach of or default under any Material Company Contract; (ii) to the Knowledge of the Company, no other party to any Material Company Contract has breached or is in default of any of its obligations thereunder; (iii) each Material Company Contract is in full force and effect; and (iv) each Material Company Contract is a legal, valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

      SECTION 3.10     Absence of Certain Changes. Since the Company Balance Sheet Date, except as disclosed in the Commission Documents, (i) except for actions taken in connection with this Agreement, the Company and each Subsidiary of the Company has conducted its respective business only in the ordinary course consistent with past practice; (ii) there has not been any split, combination or reclassification of any of the Company’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of, or in substitution for, shares of the Company’s capital stock; (iii) except as required by a change in GAAP, there has not been any change in accounting methods, principles or practices by the Company or any of its Subsidiaries; (iv) there have not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent, absolute, determined, determinable, asserted, unasserted or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on the Company or a Subsidiary; and (v) neither the Company nor a Subsidiary of the Company has taken any action which would have been prohibited under Section 5.1 if such section applied to the period between the Company Balance Sheet Date and the date of this Agreement.

      SECTION 3.11     No Undisclosed Material Liabilities. There are no material liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, asserted, unasserted or otherwise, other than:

(a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto or in a Commission Document filed after the date the Company 10-K was filed with the Commission;

(b) liabilities (without giving effect to the materiality qualifier in the preamble of this Section 3.11) incurred since the Company Balance Sheet Date that, individually or in the aggregate,

do not exceed $250,000 and which would not reasonably be expected to have a Material Adverse Effect on the Company;

(c) liabilities under contracts entered into in the ordinary course of business consistent with past practice; and

(d) liabilities under this Agreement.

      SECTION 3.12     Litigation. There is no action, suit, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, inquiry, proceeding or investigation, whether at law or equity, by or before any federal, state or foreign court or governmental or other regulatory or administrative agency, commission or tribunal or arbitrator (“Litigation”) pending against or, to the Knowledge of the Company, threatened against or involving, the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or, directors which, if adversely determined, individually or in the aggregate would reasonably be expected to result in a liability to the Company in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.13     Taxes.

      (a) The Company and each of its Subsidiaries have timely filed (or caused to be filed) all Tax Returns required to be filed by them other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, and all such Tax Returns are true, complete and correct in all material respects. The Company and each of its Subsidiaries have paid or accrued (in accordance with GAAP consistently applied) all Taxes shown as due on such Tax Returns, except to the extent any failure to pay or accrue would not have a Material Adverse Effect. The Company and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other party.

      (b) The Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return has yet been filed and the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

      (c) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Any deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid, except for such deficiencies being contested in good faith or for which adequate reserves are reflected on the Company Balance Sheet. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. There are no pending requests for rulings or determinations with respect to any Tax matter.

      (d) No material liens for Taxes (other than for Taxes not yet due and payable) exist with respect to any assets or properties of the Company or any of its Subsidiaries.

      (e) Neither the Company nor any of its Subsidiaries are or has been a party to any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign law.

      (f) Neither the Company nor any of its Subsidiaries have been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign tax law) as a transferee or successor, by contract, or otherwise.

      (g) Neither the Company nor any of its Subsidiaries is the beneficiary of any arrangement described in Treasury Regulation Section 1.6011-4(b)(2)(or any similar arrangement) with respect to any transaction or Tax opinion. Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement, or has otherwise participated in any transaction, described in Section 6111(c) of the Code or Section 6112(b) of the Code (or any similar provision). Neither the Company nor any of its Subsidiaries has received any written Tax opinions from outside law or accounting firms with respect to the acquisition by the Company of the Braid Group Limited and related transactions (including any domestic or foreign restructuring transactions or tax elections associated therewith).

      (h) During the five-year period ending on the date hereof, neither the Company nor its Subsidiaries have been a “distributing corporation” or a “controlled corporation” in a distribution of stock to any person qualifying for tax-free treatment under Section 355 of the Code, either in the two years prior to the date of this Agreement, or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated under this Agreement.

      (i) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

      (j) Neither the Company nor any of its Subsidiaries has agreed to make, nor have they been notified of a requirement to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable Federal statute of limitations has not yet expired.

      (k) None of the property owned or used by the Company or its Subsidiaries is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the property owned by the Company or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries is party to a lease other than a lease that has been treated for U.S. federal income tax purposes as a “true” lease under which such entities own or use the property subject to the lease. Neither the Company nor any of its Subsidiaries is party to a lease arrangement involving a defeasance of rent, interest or principal.

      (l) No election has been made under Treasury Regulation Section 301.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation or partnership. Neither the Company nor any of its Subsidiaries is a disregarded entity for Tax purposes.

      (m) Neither the Company, its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries has entered into any agreement or consent pursuant to Section 341(f) of the Code.

      (n) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      SECTION 3.14     Employee Benefit Plans and Employees.

      (a) For purposes of this Agreement, the term “Employee Plans” shall mean: each material plan, program, policy, agreement or arrangement (other than the Compensatory Agreements), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance coverage (including any self-insured arrangements), health, medical or other welfare benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, pension, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether funded or unfunded, which is maintained, administered, contributed to or required to be contributed to by the Company or any Subsidiary of the Company and covers any employee or director or former employee or director of the Company, any Subsidiary of the Company, or any of their ERISA Affiliates (including each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”). Section 3.14(a) of the Disclosure Schedule lists, as of the date hereof, each Employee Plan complete and accurate copies of which have been heretofore delivered or made available to Parent. The Company has also provided or made available to Parent, with respect to each Employee Plan, (i) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (ii) a copy of the most recent Summary Plan Description if required under ERISA with respect thereto; (iii) if the Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (iv) the most recent determination letter received from the IRS with respect to each Employee Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company or any Subsidiary of the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA.

      (b) Each Employee Plan has been established and maintained in compliance with its terms and with the requirements (including funding requirements) prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Employee Plan, except where failure to so comply would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

      (c) To the Knowledge of the Company, (i) neither the Company nor any ERISA Affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Affiliate of the Company of incurring any such liability, and (ii) all contributions and filings required to be made under the terms of any Employee Plan have been timely made.

      (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified and that each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code. To the Knowledge of the Company, no circumstances exist which would reasonably be likely to adversely affect such qualification or exemption.

      (e) Section 3.14(e) of the Company Disclosure Schedule sets forth (i) the name of each director, officer or employee who holds an award or is party to an arrangement (including any Employee Plan or Compensatory Agreement) which provides or may provide benefits (including acceleration of vesting, severance payments, salary continuation, benefit or perquisite continuation and any other similar benefits) in connection with the Offer, the Merger or any of the transactions contemplated hereby (the “Change in Control Benefit Arrangements”), (ii) describes (on a per person basis) the amount of any payment and a specific description of any benefit to be provided under each such Change in Control Benefit Arrangement and (iii) describes the conditions under which such payments or benefits will be provided if such payments or benefits are contingent upon an event in addition to the consummation of the transactions contemplated hereby. Other than the payments and benefits set forth on Section 3.14(e) of the Company Disclosure Schedule, no Employee Plan or Compensatory Agreement provides that any director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any the Company Stock Plans or other benefit under any compensation plan or arrangement of the Company or any of its Subsidiaries) either as a result of the transactions contemplated hereby or in combination with another event.

      (f) Since the Company Balance Sheet Date, except as required by applicable Law, there has been no amendment to any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the twelve months ended on the Company Balance Sheet Date.

      (g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall constitute an event requiring the Company to fund any “rabbi” or similar trust.

      (h) None of the Employee Plans is a multi-employer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

      (i) With respect to each Employee Plan that is subject to laws other than those of the United States (a “Foreign Benefit Plan”) to the Knowledge of the Company, (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the reasonable actuarial assumptions and calculations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance to be less than such benefit obligation, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

      (j) [intentionally omitted]

      (k) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company and its Subsidiaries is pending or threatened, nor are the Company and its Subsidiaries involved in or, or to the Knowledge of the Company, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the Knowledge of the Company, threatened relating to discrimination in employment or employment practices or in connection with any Employee Plan (as defined in Section 3.14(a)).

      (l) Section 3.14(l) of the Disclosure Schedule lists, as of the date hereof, each management, consulting, non-compete, employment, severance or similar contract (other than Employee Plans) applicable to any director, former director, employee or former employee, consultant or former consultant of the Company or any Subsidiary of the Company (the “Compensatory Agreements”), complete and accurate copies of which have been heretofore delivered or made available to Parent.

      SECTION 3.15     Compliance with Laws.

      (a) The Company and its Subsidiaries have conducted their business and operations in compliance in all material respects with all applicable Laws, including export compliance laws and laws relating to data privacy.

      (b) Neither the Company nor any Subsidiary of the Company has failed to obtain and, where applicable renew, any material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force. The Company and its Subsidiaries are in compliance with the terms of all licenses, permits, franchises and governmental authorizations applicable to the Company and its Subsidiaries in all material respects.

      (c) Section 3.15 of the Company Disclosure Schedule sets forth each lease, license, contract, agreement or other instrument or obligation or arrangement, whether written or, to the Knowledge of the Company, oral, that materially deviates from the Company’s standard procedures or standard provisions with respect to export compliance or data privacy.

      SECTION 3.16     Finders’ or Advisors’ Fees.

      (a) Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been previously provided to Parent, the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      (b) The fees and expenses paid or payable by the Company in connection with this Agreement and the transaction contemplated hereby, including fees and expenses of J.P. Morgan Securities Inc., investment banking, broker, legal, accounting, and other advisor’s fees do not exceed $3,500,000.

      SECTION 3.17     Customers, Suppliers, Resellers and Partners. Section 3.17(a) of the Company Disclosure Schedule sets forth (i) the twenty-five largest license customers of the Company and its Subsidiaries in terms of revenue recognized during the period from July 1, 2002 through June 30, 2003, (ii) the twenty-five largest suppliers of the Company and its UK Subsidiary in terms of costs recognized for the purchase of products or services during the period from January 1, 2002 to December 31, 2002 and from January 1, 2003 through June 30, 2003, (iii) all customers with Platinum services, and (iv) all resellers or distributors of the Company (whether pursuant to commission, royalty or other arrangement), (collectively, the “Customers, Suppliers, Resellers and Partners”). To the Company’s Knowledge, there is no plan or intention on the part of any of the Customers, Suppliers, Resellers and Partners, and the Company has not received any written or oral threat from any of the Customers, Suppliers, Resellers and Partners, to terminate, cancel, fail to renew or extend, or otherwise materially adversely modify its relationship with the Company or its Subsidiaries or to materially decrease or limit its products or services to the Company or its Subsidiaries or its usage, purchase or distribution of the services or products of the Company or its Subsidiaries. To the Company’s Knowledge, no Customer Supplier, Reseller or Partner is insolvent or has filed or is planning to file for bankruptcy relief protection or other similar relief under any insolvency laws.

      SECTION 3.18     Properties.

      (a) Each of the Company and its Subsidiaries owns and has good title to all of its assets and properties reflected as owned on the Balance Sheet, free and clear of any Lien, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (ii) Liens for Taxes not yet delinquent.

      (b) Section 3.18(b) of the Company Disclosure Schedule sets forth a complete list and the location of all real property that is owned or used by the Company or any of its Subsidiaries or that is reflected as an asset of the Company on the Company Balance Sheet (“Real Property”).

      (c) Neither the Company nor any of its Subsidiaries owns any Real Property.

      (d) The Company has previously made available to Parent true and complete copies of all Leases. Each Lease is valid, binding and enforceable against the Company or its Subsidiary, as the case may be, and, to the Knowledge of Company, the other parties thereto in accordance with its terms and is in full force and effect, except, in the case of enforceability against the other parties thereto, as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles. The leasehold estate created by each Lease is free and clear of all Liens. There are no existing defaults by the Company or a Subsidiary under any of the Leases, nor, to the Knowledge of Company, has an event occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease, except, in each instance, for those defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or a Subsidiary of the Company.

      (e) There are no proceedings, claims, disputes or conditions affecting any Real Property that could materially curtail or interfere with the use of such property. Neither the whole nor any portion of the Real

Property nor any other assets of the Company or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor a Subsidiary of the Company is a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property. There is no equipment located on the premises of the Company or used in the business of the Company that is on loan from another party.

      (f) The Company has not received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed.

      SECTION 3.19     Environmental Matters.

      (a) Except for matters which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company or a Subsidiary, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and no penalty had been assessed within the past three years against the Company or any of its Subsidiaries, in each case with respect to any matters relating to or arising out of any Environmental Law (as defined below); (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws; and (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which would reasonably be likely to result in such a liability.

      (b) The term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials (as defined below). The term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. “SS” 300.5.

      SECTION 3.20     Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of its opinion, the Offer Price is fair from a financial point of view to the holders of shares of Common Stock (the “Opinion”).

      SECTION 3.21     Rights Agreement. The Company and the Board of Directors of the Company have taken and will maintain in effect all necessary action (a) to prevent any Right (as defined in the Rights Agreement) issued or issuable under the Rights Agreement from becoming exercisable by virtue of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement and (b) to ensure that (i) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the announcement or consummation of any of the other transactions contemplated by this Agreement. Prior to the termination of this Agreement, the Company shall not terminate, amend or modify the Rights Agreement in any manner other than as contemplated by this Agreement. The Company has made available to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

      SECTION 3.22     Takeover Statutes. The Board of Directors of the Company has taken the necessary action to render Section 203 of the Delaware Law, and any other potentially applicable anti-takeover or similar statute or regulation, inapplicable to this Agreement and the transactions contemplated hereby.

      SECTION 3.23     Intellectual Property Matters.

      (a) Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean all worldwide rights in: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); inventions, patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, patents issuing upon reexamination and applications for any of the foregoing), and rights to apply for any of the foregoing; works of authorship, copyrights (including any registrations and applications therefor); computer software programs or applications (in both source and object code versions and including, without limitation, firmware), including any related technical documentation (“Software Programs”); “mask works” (as defined under 17 USC § 901 or similar statute in another jurisdiction) and any registrations and applications for “mask works”; technology, trade secrets and proprietary or other confidential information, know-how, proprietary business methods, customer lists, proprietary processes, formulae, algorithms, models, and methodologies, whether or not protectible as a matter of law (collectively, “Trade Secrets”); and any and all other intellectual property or other proprietary rights protectible as a matter of law; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing, including the right to sue for past infringement, misuse or misappropriation of any of the foregoing. Intellectual Property that is or has been used in the business of the Company or its Subsidiaries, or that is used in or necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted or contemplated to be conducted, is hereinafter referred to as the “Company Intellectual Property.”

      (b) Applications and Registrations. Section 3.23(b) of the Company Disclosure Schedule contains a true and complete list of all of the Company’s and its Subsidiaries’ U.S. and foreign (i) patents and patent applications; (ii) Trademark registrations and applications therefor and material unregistered Trademarks; (iii) copyright registrations and applications therefor; and (iv) other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company or its Subsidiaries to protect its or their interests in the Company Intellectual Property. The Company or one of its Subsidiaries is listed in the records of the appropriate U.S., state or foreign registry as the sole current owner of record for each listed application or registration, and no third party has any ownership interest, or right to claim any ownership interest in any listed application or registration. With respect to the listed applications and registrations, each such application or registration has been prosecuted or maintained, as the case may be, in compliance in all material respects with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry.

      (c) Rights to Company Intellectual Property. The Company Intellectual Property consists solely of items and rights which are: (i) owned by the Company or any of its Subsidiaries; (ii) in the public domain; or (iii) rightfully used by the Company and its Subsidiaries pursuant to a valid license or similar agreement (the “Company Licensed Intellectual Property”). The Company and its Subsidiaries have (whether by virtue of ownership, license or otherwise) all rights in the Company Intellectual Property necessary to carry out the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted.

      (d) Third Party Claims; Infringement. To the Knowledge of the Company and its Subsidiaries, the conduct of the business of the Company and its Subsidiaries as conducted in the past did not infringe (when conducted) and as currently conducted or contemplated to be conducted does not infringe (either directly or indirectly, such as through contributory infringement) any Intellectual Property right owned or controlled by any third party. There is no pending or, to the Knowledge of Company or its Subsidiaries, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction, whether against Company or its Subsidiaries or any third party, (i) involving any Company Intellectual Property owned by the Company or any of its Subsidiaries, or, to the Knowledge of the Company and its Subsidiaries, involving any Company Licensed Intellectual Property; (ii) alleging that the activities or the conduct of the business of the Company or any Subsidiary, or the use of any Company Intellectual Property by any customer or other licensee of Company or any Subsidiary, does or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party; or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property, nor, to the Knowledge of the Company and its Subsidiaries, is there any reasonable basis for any such claim, suit, arbitration or proceeding. Other than license agreements entered into by the Company and its Subsidiaries in the ordinary course of business, there are no settlements, forbearances to sue, consent judgments or orders or similar obligations binding upon the Company or any of its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, upon any third party, which (a) restrict the Company’s or any of its Subsidiaries’ rights to use any Company Intellectual Property, (b) restrict the Company’s or its Subsidiaries’ business in order to accommodate a third party’s Intellectual Property rights or (c) permit a third party to use any Company Intellectual Property owned by the Company or any of its Subsidiaries. To the Knowledge of the Company and its Subsidiaries (x) all registered, granted or issued patents, mask works, Trademarks and copyrights registered by or assigned to the Company or any of its Subsidiaries are valid and enforceable and (y) there is no pending denial, refusal or similar action by any governmental authority with respect to any patent, copyright or Trademark application filed by or on behalf of the Company or any of its Subsidiaries. To the Company’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries by any third party, including any current or former employee or contractor of the Company or any of its Subsidiaries (or their predecessors in interest).

      (e) Royalties. To the Knowledge of the Company and its Subsidiaries, there are no royalties, fees, honoraria or other payments payable by the Company or any of its Subsidiaries to any person or entity by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property, other than license fees owed pursuant to written agreements and salaries and sales commissions paid to employees and sales agents, in each case, in the ordinary course of business.

      (f) Personnel. All current and former employees and agents of the Company or any of its Subsidiaries or any of their predecessors in interest, and all current and former consultants, contractors and similar third parties who have participated in the development or creation of Company Intellectual Property on behalf of the Company or any of its Subsidiaries or any of their predecessors in interest, have (i) in the case of employees, executed written agreements respecting ownership of all Company Intellectual Property created by such employees in one of the two forms set forth in Section 3.23(f) of the Company Disclosure Schedule and (ii) in the case of consultants, contractors and similar third parties, either (A) have been a party to a “work-for-hire” arrangement or agreement with the Company or a Subsidiary that has accorded the Company or such Subsidiary, as the case may be, full, effective, exclusive and original ownership of all Company Intellectual Property thereby arising, in accordance with applicable Law, or (B) have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or such Subsidiary, as the case may be, effective and exclusive ownership of all Company Intellectual Property thereby arising. No current or former partner, director, officer, or employee of the Company or any of its Subsidiaries (or their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property. To the Knowledge of the Company and its Subsidiaries, no employee of Company or any of its Subsidiaries is in breach of any agreement with any former employer or other third party concerning Intellectual Property rights or confidential information.

      (g) Third Party Agreements. Neither the Company nor any of its Subsidiaries is, or as a result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will be, in material violation of any license, sublicense or other agreement or instrument relating to Company Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, cause the diminution, termination, transfer or forfeiture of any of the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property or require the consent of any governmental authority or third party in respect of any such Company Intellectual Property. To the Knowledge of the Company and its Subsidiaries, each such license, sublicense, agreement or instrument constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the Knowledge of the Company and its Subsidiaries, there exists no material breach by any party thereto and no event or circumstance which will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default by the Company or any of its Subsidiaries thereunder.

      (h) Protection. To the Knowledge of the Company and its Subsidiaries, there has been no misuse or misappropriation of any Company Intellectual Property by any third party. The Company and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property that is material to the business of the Company or any of its Subsidiaries as currently conducted. Without limitation of the foregoing, the source code and technical documentation (excluding end user documentation) relating to all Software Programs included in the Company Intellectual Property (each, a “Company Software Program”) (i) have at all times been maintained in strict confidence, (ii) have been disclosed by the Company or any of its Subsidiaries only to employees who have had a “need to know” the contents thereof in connection with the performance of their duties or services to the Company or any of its Subsidiaries and who have executed appropriate nondisclosure or similar agreements, and (iii) except pursuant to a Material Company Contract listed on Section 3.9(a)(iv) of the Company Disclosure Schedule, have not been licensed or disclosed to any third party. No third party has made any claim or delivered any notice that any third party is entitled to access or receive the source code for any Company Software Program pursuant to any source code escrow agreement identified or required to be identified on Section 3.9(a)(iv) of the Company Disclosure Schedule or any other agreement or at law or in equity.

      (i) Third-party Software. Section 3.23(i) of the Company Disclosure Schedule contains a complete list of (i) all software libraries, compilers and other third-party software sold with, incorporated into or used in the development of any Company Software Programs and (ii) all material third-party software systems and applications used in the business of the Company or any of its Subsidiaries (collectively, “Third-party Software”). Section 3.23(i) of the Company Disclosure Schedule lists all license agreements by which the Company or any of its Subsidiaries is bound for the use of any Third-party Software and, if any such Third-party Software is not licensed, the basis of the use of such software by the Company or any of its Subsidiaries. The use or incorporation, as applicable, of each item of Third-party Software by the Company or its Subsidiaries has been in material compliance with the respective license agreement or other right of use listed for such item on Section 3.23(i) of the Company Disclosure Schedule.

      (j) Integrity. To the Knowledge of the Company and its Subsidiaries, no portion of any Company Software Program, at the time of delivery of such Software Program (i) contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar unauthorized actions; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software Program or any product or system containing or used in conjunction with such Company Software Program. The Company has made available to Parent a complete and accurate list of all material bugs, defects and errors of which it or its Subsidiaries have Knowledge in each version and component of each Company Software Program.

      (k) Open Source. To the Knowledge of the Company and its Subsidiaries, no Company Software Program or component thereof contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla

Public License or BSD licenses). With respect to the items set forth on Section 3.23(k) of the Company Disclosure Schedule, if any, the applicable license terms do not (i) require, or condition the use or distribution of any Company Software Program on the disclosure, licensing or distribution of any source code for any portion of such Company Software Program or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or its Subsidiaries to use or distribute any Company Software Program.

      (l) Government Funding. No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property (excluding Company Licensed Intellectual Property). Neither the Company nor any of its Subsidiaries (including their respective predecessors in interest) is now or was ever a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Company or any Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

      (m) Disclosure. The Company or its Subsidiaries have made available to Parent true and correct copies of (i) all material agreements relating to the Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of the business of Company and its Subsidiaries consistent with past practice; and (ii) the standard form(s) of each of the following agreements currently utilized by the Company and its Subsidiaries: (A) software license and services agreement, (B) professional services agreement, (C) third-party non-disclosure agreement, (D) third-party consultant or independent contractor agreement, and (E) employee offer letter and terms of employment or equivalent.

      (n) Export. The activities of the Company and its Subsidiaries have at all times been conducted in full compliance in all material respects with applicable United States and foreign export control Laws. Without limitation of the foregoing, the Company and its Subsidiaries have obtained all required licenses, clearances and classifications in connection with the Company’s and its Subsidiaries’ sale and distribution of any Company Software Program.

      SECTION 3.24     Schedule 14D-9; Information in the Offer Documents. Neither the Schedule 14D-9, any other document required to be filed by the Company with the Commission in connection with the Offer, the Merger or any other transaction contemplated hereby, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the Commission or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, any other document required to be filed by the Company with the Commission in connection with the Offer, the Merger or any other transaction contemplated hereby will, when filed by the Company with the Commission, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Parent or Sub in writing specifically for inclusion therein.

      SECTION 3.25     Information in Proxy Statement. The Proxy Statement, if any, provided to stockholders of the Company in connection with the Merger, will not, at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders held to consider the Merger (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Sub for inclusion in the Proxy Statement, if any. The Proxy Statement, if any, will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

      SECTION 3.26     Absence of Questionable Payments. Neither the Company nor any Subsidiary of the Company nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Subsidiary of the Company nor any current director, officer, nor, to the Company’s Knowledge, any agent, employee or other person acting on behalf of the Company or any Subsidiary of the Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance with the provisions of Section 13(b) of the Exchange Act.

      SECTION 3.27     Insurance. Section 3.27 of the Company Disclosure Schedule sets forth a list of all material policies or binders of fire, liability, product liability, workmen’s compensation, vehicular, directors’ and officers’ and other insurance held by or on behalf of the Company or its Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed by the Company to be adequate for the businesses engaged in by the Company or any of its Subsidiaries and are in conformity in all material respects with the requirements of all Leases or other agreements to which the Company or any of its Subsidiaries is a party and, to the Company’s Knowledge, are valid and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any such policy or binder nor has the Company or a Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor a Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

      SECTION 3.28     Disclosure. The representations and warranties and statements of the Company contained in this Agreement (together with the Company Disclosure Schedule) do not contain any untrue statement of a material fact, and, when taken together, do not, to the Company’s Knowledge, omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Each of Parent and Sub hereby represents and warrants, jointly and severally, to the Company as follows:

      SECTION 4.1     Corporate Existence. Parent and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      SECTION 4.2     Corporate Authorization. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby are within Parent and Sub’s corporate powers and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

      SECTION 4.3     Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, whether domestic or foreign, other than (a) the filing of a certificate of merger in connection with the Merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirement of foreign anti-trust, competition, trade regulation or investment laws, and (d) the filing of the Offer Documents, the 14D-9, filings under Section 14-f of the Exchange Act and the Proxy Statement.

      SECTION 4.4     Non-Contravention. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with (i) the Restated Certificate of Incorporation, as amended or Second Amended and Restated By-Laws of Parent and (ii) the Certificate of Incorporation or By-Laws of Sub, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent and Sub, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Parent and Sub or to a loss of any material right or benefit to which Parent and Sub is entitled under any provision of any agreement, contract, lease or other instrument binding upon Parent and Sub or any license, franchise, permit or other similar authorization held by Parent and Sub, or (d) result in the creation or imposition of any material Lien on any asset of Parent and Sub.

      SECTION 4.5     Offer Documents; Information in Schedule 14D-9 and Proxy Statement. The Offer Documents and any other documents to be filed by Parent with the Commission in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder. None of the Offer Documents, any other documents required to be filed by Parent or Sub with the Commission in connection with the Transactions, nor any information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or in the information required to be distributed to the stockholders of the Company pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent’s designees to be elected to the Company’s Board of Directors pursuant to Section 1.3 hereof shall, at the respective times the Offer Documents or any amendments and supplements thereto, or any such other filings by Parent or Sub are filed with Commission or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall at the time of the Company Stockholders Meeting omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company in writing specifically for inclusion therein.

      SECTION 4.6     Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

      SECTION 4.7     Litigation. There is no Litigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

      SECTION 4.8     Financing. Parent has available, and will make available to Sub, the funds necessary to consummate the Offer and the Merger.

      SECTION 4.9     Finders’ or Advisors’ Fees. Except for Bear, Stearns & Co. Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent and Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      SECTION 4.10     Interested Stockholder. As of the date hereof (excluding any beneficial ownership that may be attributed to Parent, Sub or any of their respective Affiliates by virtue of the execution of this Agreement or the transactions contemplated hereby): (a) neither Parent, Sub nor any of their respective

Affiliates is, with respect to the Company, an “interested stockholder,” as such term is defined in Section 203 of the DGCL; and (b) neither Parent, Sub nor any of their respective Affiliates beneficially owns any Shares, other than a nominal amount.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1     Conduct of the Business of the Company Pending the Closing Date. Except as specifically contemplated by this Agreement or as otherwise consented to or approved in writing by Parent, until the earlier of (i) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent has failed to designate at least 4 individuals pursuant to Section 1.3), (ii) the termination of this Agreement, or (iii) the Effective Time:

(a) the Company shall and shall cause each Subsidiary of the Company to conduct its operations only according to its ordinary course of business consistent with past practice and shall use all reasonable efforts to preserve intact their current business operations, keep available the services of their officers and employees, and maintain satisfactory relationships with lessors, lessees, suppliers, customers, partners and others having business relationships with them; and

(b) without limiting the generality of the foregoing, neither the Company nor any Subsidiary of the Company shall:

(i) amend its Certificate of Incorporation or By-Laws or comparable organizational documents;

(ii) except for grants of Company Stock Options to new hires in the ordinary course of business and consistent with past practice (provided that in the aggregate, the Company may not grant options in the aggregate amount exceeding 50,000), issue or sell, or authorize the issuance or sale of, any shares of its capital stock or any other equity securities, or issue or sell, or authorize the issuance or sale of, any securities convertible into or options, warrants or rights to purchase or subscribe to, or enter into or create any contract with respect to the issuance or sale of, any shares of its capital stock or any other equity securities, or make any other changes in its capital structure, except for the issuance and sale of Shares upon the exercise of Company Stock Options or Company Warrants which are outstanding on the date hereof and other than pursuant to the Company ESPP;

(iii) sell or pledge or agree to sell or pledge any stock or other equity interest owned by it in any other entity;

(iv) except for payments of dividends by a Subsidiary of the Company, declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(v) enter into any contract which (i) if entered into prior to the date of this Agreement, would be a Material Company Contract, or (ii) involves payment by the Company and its Subsidiaries in excess of $150,000 or receipts by the Company and its Subsidiaries in excess of $250,000 in any consecutive twelve month period, or, in cases where the Company or a Subsidiary of the Company is the party responsible for such payment, which is not terminable upon thirty days notice;

(vi) except to the extent required under Employee Plans in effect on the date of this Agreement, grant any options to purchase Shares, increase the compensation or fringe benefits of any of its directors, officers or employees, grant any severance or termination pay not currently required to be paid under existing severance plans; enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee;

(vii) except as specifically set forth herein or as required in order to comply with applicable Law, (A) establish, enter into, adopt or amend or terminate any Employee Plan or Compensatory Agreement, (B) change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan, (C) change the manner in which contributions to any Employee Plan are made or the formula by which such contributions are determined or make any material determinations not in the ordinary course of business consistent with past practice with respect to any Employee Plan, or (D) take any action to accelerate any rights or benefits under any collective bargaining agreement, Employee Plan or Compensatory Plan;

(viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any material assets other than entering into contracts with customers in the ordinary course of business consistent with past practice;

(ix) sell, assign, transfer, license or modify or amend any rights to any Company Intellectual Property, except in the ordinary course of business consistent with past practice;

(x) agree to the settlement of any material claim or Litigation;

(xi) except pursuant to Section 5.14(b), make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or its Subsidiaries or file any income Tax Return or material non-income Tax Return;

(xii) except as required by applicable Law or GAAP, make any change in its accounting principles, practices or methods;

(xiii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than in respect of indebtedness owing by the Company to any Subsidiary of the Company or in respect of indebtedness owing by any Subsidiary of the Company to the Company or another Subsidiary of the Company or (B) make any loans or advances to any other Person, other than to the Company or to any Subsidiary of the Company;

(xiv) (A) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, other than as described in Section 3.14(e) of the Company Disclosure Schedule, or, (B) except at Parent’s request in accordance with Section 5.3, accelerate the payment, right to payment or vesting, redeem or exercise a right to redeem, any Company Warrant;

(xv) pay, discharge or satisfy any liabilities other than the payment, discharge or satisfaction of any liabilities in the ordinary course of business and consistent with past practice;

(xvi) delay or postpone the payment of accounts payable or other liabilities, other than in the ordinary course of business consistent with past practice;

(xvii) modify, amend or terminate any contract which is material to its business or waive any of its material rights or claims, except in the ordinary course of business consistent with past practice; provided that the waiver of any “standstill provision” shall be deemed, for purposes of this Agreement, a waiver of a material right not in the ordinary course of business;

(xviii) make any single capital expenditure or commitment in excess of $150,000 or make aggregate capital expenditures or commitments in excess of $250,000;

(xix) merge or consolidate with another Person or purchase a substantial portion of the assets of any Person;

(xx) enter into any joint venture, partnership or other similar arrangement;

(xxi) subject to Section 5.5, take any action to exempt or make any Person (other than Parent) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation;

(xxii) subject to Section 5.5, take any action (including encouraging any other Person to take such action), engage in any transaction or enter into any agreement which would reasonably be likely to cause (A) any of the representations or warranties of the Company in this Agreement to be untrue at, or as of any time prior to the earlier of, (i) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent has failed to designate at least 4 individuals pursuant to Section 1.3), or (ii) the Effective Time; (B) any of the Tender Offer Conditions to not be satisfied; (C) any of the conditions set forth in Article VI to not be satisfied; (D) a Material Adverse Effect on the Company or (E) any impairment of the ability of the Company, Parent, Sub or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

(xxiii) sell or release, or agree to develop, sell or release, any product that the Company does not make generally available to its customers; or

(xxiv) agree, in writing or otherwise, to take any of the foregoing actions.

      SECTION 5.2     Access to Information Concerning Properties and Records.

      (a) During the period commencing on the date hereof and ending on the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated, to the extent permitted by Law, the Company shall, and shall cause each Subsidiary of the Company to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants, financing sources and other authorized representatives, reasonable access to the officers, directors and employees, properties, books and records of the Company and each Subsidiary of the Company and promptly furnish all requested information concerning their business, properties, contracts, assets; liabilities, and personnel and facilitate access to any of their lessors, lessees, suppliers, customers and business partners as is reasonably requested by Parent; provided, however, that such investigation shall not affect the representations and warranties made by the Company in this Agreement.

      (b) The confidentiality agreement dated April 28, 2003 between J.P. Morgan Securities, Inc. and Parent, as acknowledged and agreed to by the Company (the “Confidentiality Agreement”) shall apply with respect to the documents and information furnished pursuant to this section.

      SECTION 5.3     Action With respect to Company Warrants. At Parent’s request, the Company shall deliver a notice to each holder of a Company Warrant set forth on Schedule 5.3 exercising the Company’s right under the respective Company Warrant to pay or cause to be paid to the holder of such Company Warrant, in full and complete satisfaction and cancellation of the respective Company Warrant, the amount specified in such Company Warrant.

      SECTION 5.4     Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, to adopt, or cause to be adopted, all appropriate resolutions and approvals and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including their reasonable best efforts to obtain prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders as are necessary for consummation of the transactions contemplated by this Agreement for the operation of the business of the Company by the Surviving Corporation as presently conducted by the Company and contemplated to be conducted by the Surviving Corporation and to fulfill the conditions to the Offer and the Merger;

      SECTION 5.5     No Solicitation of Other Offers.

      (a) The Company shall not, nor shall it authorize or permit any Subsidiary of the Company to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of the Company or any Subsidiary of the Company to (i) directly or indirectly solicit, initiate or encourage the submission of, any Alternative Proposal (as defined below), (ii) directly or indirectly enter into or participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal or (iii) enter into any agreement with respect to any Alternative Proposal; provided, however, that prior to the Effective Time, to the extent the Board of Directors of the Company determines reasonably and in good faith, after consultation with and receipt of advice of outside counsel, that such action is necessary to comply with its fiduciary or statutory duties under applicable Law, the Company and its Representatives may, in response to an Alternative Proposal that is reasonably likely to lead to a Superior Proposal, which was not solicited by it following July 2, 2003 and did not otherwise result from a breach of this section, (A) furnish information with respect to the Company to the Person or group making such an Alternative Proposal and its Representatives pursuant to a confidentiality agreement containing terms, including a standstill provision, no less favorable to the Company than the Confidentiality Agreement and (B) participate in discussions and negotiations with such Person or group and its Representatives to the extent required regarding such an Alternative Proposal; provided, however that the Company shall, and shall cause its Subsidiaries and Representatives to, provide Parent with any information to be provided to such Person or group concurrently therewith and provide Parent with at least 24 hour prior notice with respect to any meeting of the Company’s Board of Directors to discuss such an Alternative Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Proposal.

      (b) Neither the Board of Directors of the Company nor any committee nor member thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company, or any such committee, of this Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, or propose to approve or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company receives a Superior Proposal (as defined below) and the Board of Directors of the Company determines reasonably and in good faith, after consultation with and receipt of advice of outside counsel, that it is necessary to do so in order to comply with their fiduciary or statutory obligations, the Board of Directors may withdraw its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Proposal, but only if the Board of Directors of the Company shall have given Parent three business days’ notice prior to withdrawing its recommendation.

      (c) The Company promptly, and in any event within 24 hours, shall advise Parent orally and in writing of any Alternative Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Alternative Proposal, the identity of the Person or group making any such Alternative Proposal or inquiry, the material terms (including price) of any such Alternative Proposal or inquiry and of any determination to furnish information to a third party in response to an Alternative Proposal. The Company shall provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Alternative Proposal that was not previously provided to Parent concurrently with the provision of such information to such Person.

      (d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of the written opinion of outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

      (e) For purposes of this Agreement:

“Alternative Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole (measured by net book value), or 15% or more of any class or series of equity securities or the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; provided, that the term Alternative Proposal shall not include the transactions contemplated by this Agreement to be consummated by Parent or Sub.

“Superior Proposal” means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, merger, consolidation, liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, on terms which a majority of the directors of the Company determine reasonably and in good faith (based on the written advice of an independent financial advisor and taking into account all the terms and conditions of such proposal and this Agreement) to be more favorable to the Company’s stockholders than the transaction contemplated hereby that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      SECTION 5.6     Notification of Certain Matters. The Company shall promptly after becoming aware thereof advise Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which could, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VI or the Tender Offer Conditions not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the Tender Offer Conditions or the other conditions to the obligations of Parent or Sub under this Agreement.

      SECTION 5.7     HSR Act Filing; Foreign Anti-trust Filings. Parent and Company shall, as promptly as practicable after the date of this Agreement, and in any event within five business days following the date hereof, file, or cause to be filed, any required notification and report forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any notifications and/or filings under applicable foreign anti-trust, competition, trade regulation or investment laws in connection with the transactions contemplated by this Agreement, and will use all reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or other governmental or regulatory agencies for additional information or documentation and to cause the waiting periods under the HSR Act and any foreign anti-trust, competition, trade regulation or investment laws to terminate or expire at the earliest possible date. Parent and Company will each furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any governmental or regulatory agency, including any filings necessary under the provisions of the HSR Act.

      SECTION 5.8     Employee Benefits.

      (a) From and after the Effective Time and for a period of three years thereafter, the Surviving Corporation shall provide employees and officers of the Surviving Corporation and any Subsidiary of the Surviving Corporation, with retirement and welfare benefits that, taken as a whole, are not materially less favorable in the aggregate than the benefits provided to similarly situated employees of Parent; provided such employee or officer executes Parent’s standard terms and conditions of employment and related agreements.

      (b) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation. Without limiting the provisions of Section 5.8(a), nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Employee Plan in accordance with its terms.

      (c) With respect to any plans and programs of Parent or any Subsidiary of Parent which are employee welfare benefit plans within the meaning of Section 3(1) of ERISA (“Parent Welfare Plans”), and in which the Company’s employees become eligible to participate effective as of the Effective Time or thereafter, Parent shall, to the extent practicable and permissible under the terms of Parent welfare Plans: (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and (ii) recognize all service with the Company or any Subsidiary of the Company for all purposes except to the extent that such recognition would result in duplication of benefits.

      (d) If at any time following the date hereof, the Parent shall request that the Company terminate the Mercator Software, Inc. 401(k) Savings and Retirement Plan (the “401(k) Plan”), the Company shall adopt resolutions to terminate such plan effective immediately prior to the consummation of the Offer.

      SECTION 5.9     Directors’ and Officers’ Insurance and Indemnification.

      (a) For six years after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each present and former officer and director of the Company and each Person who becomes an officer or director of the Company prior to the Effective Time (“Indemnified Party”) against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation, which consent shall not be unreasonably withheld, conditioned or delayed) arising out of actions or omissions occurring at or prior to the Effective Time in connection with such person’s service with the Company to the full extent required under the terms of the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated By-laws or any indemnification agreement between the Company and such Indemnified Party, as in effect at the date hereof but subject to any restriction imposed under applicable law; provided, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

      (b) Parent or the Surviving Corporation shall maintain either the Company’s existing officers’ and directors’ liability insurance for a period of not less than two years after the Effective Date or such other officers’ and directors’ liability insurance with such terms (including duration, retention and coverage) as are identified by the Company’s board of directors prior to the expiration of the Offer; provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable in the aggregate to the former directors or officers of the Company to which such insurance applies; provided, further, that in no event shall the Company be required to pay aggregate premiums for any insurance under this Section 5.9(b) in excess of two times 105% of the aggregate premiums paid or payable by the Company as of the date hereof for such insurance during the 12-month period ending June 30, 2004; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.9(b) for such aggregate premiums, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for such aggregate premiums with respect to all insurance purchased under this Section 5.9(b) not in excess of two times 105% of the aggregate premiums paid or payable by the Company as of the date hereof for such insurance during the 12-month period ending June 30, 2004.

      (c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in Section this Section 5.9.

      SECTION 5.10     Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement or without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement if it is advised by counsel such statement is required by law or any listing agreement with a national securities exchange or automated quotation system which Parent or the Company is a party to, if it has used all reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

      SECTION 5.11     Litigation. The Company shall give Parent the opportunity to participate (at Parent’s cost and expense) in the defense of any litigation (other than where Parent is an adverse party) against the Company and/or any of its Subsidiaries and/or any of their respective directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to give Parent such opportunity if the Company is advised by outside counsel that the Company would be materially prejudiced thereby.

      SECTION 5.12     Resignation of Directors and Officers. Prior to the Effective Time, the Company shall cause each member of its Board of Directors and every member of the Board of Directors of each Subsidiary of the Company not designated by Parent pursuant to Section 1.3, to execute and deliver a letter effectuating his or her resignation as a director of the Board of Directors of the Company effective immediately prior to the Effective Time. Prior to the Effective Time the Company shall cause each officer of the Company and of each Subsidiary of the Company, to execute and deliver a letter effectuating his or her resignation as an officer of the Company or a Subsidiary of the Company, as the case may be, effective immediately prior to the Effective Time.

      SECTION 5.13     Rights Agreement. The Company shall amend the Rights Agreement or take such other action as may be necessary under the Rights Agreement to render the Rights Agreement inapplicable to the negotiation and execution of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

      SECTION 5.14     Actions With Respect to Tax Matters.

      (a) Within three days hereof, the Company shall engage a nationally-recognized accounting firm to undertake a study reasonably acceptable to Parent of the overall foreign losses (within the meaning of Section 904(f)(2) of the Code) of the Company and its Subsidiaries. All expenses with respect to such study shall be borne by Parent.

      (b) The Company and its Subsidiaries shall, no later than ten days prior to the Closing Date, file all income Tax Returns required to be filed on or before ten days before the Closing Date other than to the extent the Company seeks an applicable extension. The Company shall provide copies of such income Tax Returns to Parent at least five days prior to filing such income Tax Returns for Parent’s review and approval.

      SECTION 5.15     Non-Confidentiality of Tax Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 5.15 shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable law.

      SECTION 5.16     Obligations of Merger Sub.

      (a) Prior to the Effective Time, Sub shall not, and Parent shall cause Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the transactions contemplated hereby.

      (b) Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

      SECTION 6.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver (subject to applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a) Purchase of Shares in Offer. Sub shall have purchased Shares pursuant to the Offer.

(b) Approval of Company’s Stockholders. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Shares entitled to vote thereon if required by applicable Law, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

(c) HSR Act; Foreign Competition Laws. Any waiting periods (and any extensions thereof) under the HSR Act and any foreign anti-trust, competition, trade regulation or investment laws applicable to the Merger shall have expired or been terminated and no action shall have been instituted by the Antitrust Division or the FTC or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall have not been withdrawn or terminated.

(d) No Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation of any kind shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal.

      SECTION 6.2     Conditions to Parent’s and Sub’s Obligations to Effect the Merger. Until the earlier to occur of (i) such time as Parent designees constitute a majority of the members of the Board of Directors of the Company (or Parent shall have failed to designate at least 4 individuals pursuant to Section 1.3(a)) or (ii) the Effective Time, the respective obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver (subject to applicable Law) of the following conditions:.

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct without giving effect to any qualification as to Knowledge, materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty as of the date of this Agreement and as of the Closing Date (except for those representations and warranties that address matters only as if a particular date, which need only be true and correct as of such date) except to the extent any such breach together with all other such breaches does not and could not reasonably be expected to result in a Material Adverse Effect on the Company. Parent and Sub shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, to the effect of the foregoing sentence;

(b) Compliance with Covenants. The Company shall have performed and complied in all material respect with any obligation, agreement or covenant of the Company to be performed or complied with by it under this Agreement. Parent and Sub shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, to the effect of the foregoing sentence; and

(c) Material Adverse Effect. There shall not have occurred any event, change, effect, fact or circumstance that has or could reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

      SECTION 7.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a) by mutual written consent of the Company, Parent and Sub;

(b) by either Parent or the Company if any law shall have been promulgated which prohibits the consummation of the Offer or the Merger or if any Governmental Entity shall have issued an order or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the consummation of the Offer or the Merger and such order or other action shall have become final and nonappealable; provided, that the party seeking to terminate pursuant to this Section 7.1(b) shall have complied with its obligations under Section 5.4 to use its reasonable best efforts to have any such order or other action vacated or lifted;

(c) by either Parent or the Company if (i) the Offer shall not have been consummated by November 15, 2003 or (ii) the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder; provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1(c) if such party shall have materially breached this Agreement;

(d) by either Parent or the Company if this Agreement and the Merger are not approved by the requisite vote of the holders of Common Stock entitled to vote thereon in accordance with applicable law, the Company’s Certificate of Incorporation and the Company’s By-Laws, if required by applicable law;

(e) by Parent (i) if a Triggering Event shall have occurred; (ii) if the Company or its Representatives participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any person or entity in response to an Alternative Proposal; (iii) if prior to the earlier of (A) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent shall have failed to designate at least 4 individuals pursuant to Section 1.3(a)), or (B) the Effective Time, the Company shall have breached any of its representations or warranties contained in this Agreement without giving effect to any qualification as to materiality or Material Adverse Effect (or similar terms) except to the extent such breach, together with all such other breaches, does not and would not be likely to have a Material Adverse Effect, and which breach cannot be or has not been cured within fifteen days after giving of written notice by Parent to the Company; (iv) if prior to the earlier of (A) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent shall have failed to designate at least 4 individuals pursuant to Section 1.3(a)), or (B) the Effective Time, the Company shall have breached in any material respects the covenants and agreements contained in this Agreement; or (v) if prior to the earlier of (A) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent shall have failed to designate at least 4 individuals pursuant to Section 1.3(a)), or (B) the Effective Time, one of the events set forth in Annex A shall have occurred; and

(f) by the Company (i) if prior to the earlier of (A) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent shall have failed to designate at least 4 individuals pursuant to Section 1.3(a)), or (B) the Effective Time, Parent or Sub shall have breached in any material respect any of their respective representations or warranties contained in this Agreement without giving effect to any qualification as to materiality or Material Adverse Effect (or similar terms) except to the extent such breach together with all such breaches, does not and would not be likely to have a material adverse effect on Parent’s or Sub’s ability, respectively, to consummate the Offer or the Merger, which breach cannot be or has not been cured within fifteen days after giving of written notice by the Company to Parent or Sub, as applicable; (ii) if prior to the earlier of (A) the date upon which Parent’s designees constitute a majority of the Board of Directors (or Parent shall have failed to designate at least 4 individuals pursuant to Section 1.3(a)), or (B) the Effective Time, Parent or Sub shall have breached in any material respects their respective covenants and agreements contained in this Agreement; or (iii) if the Company enters into a definitive agreement for a Superior Proposal; provided, that the Company is not in violation of the terms of Section 5.5 hereof.

      SECTION 7.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof by Parent or the Company, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, unless such termination is made pursuant to Section 7.1(a) in which case no such notice shall be necessary, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except (a) that Sections 3.24, 3.25, 4.5, 5.2(b), 5.9, 7.3, and Article IX to the extent applicable and this Section 7.2 shall survive any termination of this Agreement and (b) nothing in this Section 7.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

      SECTION 7.3     Fees and Expenses.

      (a) Except as provided in Section 7.3(b) and except for damages of one party to this Agreement resulting from a breach of the terms of this Agreement by another party hereto, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      (b) If this Agreement is terminated by (i) Parent pursuant to Section 7.1(c) because of the existence of any of the events set forth in clauses (f) or (g) of Annex A hereto as a result of a willful breach by the Company of any representation, warranty covenant or agreement of the Company; (ii) Parent pursuant to Section 7.1(e)(i), other than pursuant to clause (v) of the definition of Triggering Event; (iii) the Company pursuant to Section 7.1(f)(iii); (iv) Parent pursuant to Section 7.1(e)(i) pursuant to clause (v) of the definition of Triggering Event; or (v) Parent pursuant to Section 7.1(e)(ii); (provided, that in the case of clauses (iv) or (v), an Alternative Transaction is consummated within twelve months following such termination), then the Company shall (A) reimburse Parent in immediately available funds for the out-of-pocket expenses of Parent and Sub (including printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to this Agreement, the Offer, the Merger, any other transactions contemplated hereby and any related financing up to an aggregate amount of $1.5 million; and (B) pay to Parent in immediately available funds an amount equal to $4,000,000. The payments described in subsections (A) and (B) in the immediately preceding sentence shall be made (x) in the case of clauses (i), (ii), and (iii) on the second business day next succeeding the date of termination and (y) in the case of clauses (iv)or (v), within two business days from the date of consummation of the Alternative Transaction.

      (c) The Company acknowledges that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not enter into this Agreement. In the event of any dispute as to whether any fee due under Section 7.3(b) is due and payable, the prevailing party shall be entitled to receive from the other party the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, relating to such dispute. Interest shall be paid on the amount of any unpaid fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made from the date such fee was required to be paid. Payment of fees described in this Section 7.3(b) shall be in lieu of damages except for damages incurred in the event of a willful breach of this Agreement.

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

      SECTION 8.1     Certain Definitions. For purposes of this Agreement, except as otherwise provided or unless the context clearly requires otherwise:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Alternative Transaction” shall mean any direct or indirect acquisition or purchase of 35% or more of the assets of the Company and its Subsidiaries, taken as a whole (measured by net book value), or 35% or more of any class or series of equity securities or the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 35% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; provided, that the term Alternative Transaction shall not include the transactions contemplated by this Agreement to be consummated by Parent or Sub.

“Cash Amount” shall mean the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of the Company Warrant, and (ii) the number of Shares underlying the Company Warrant.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Option Plans” shall means TSI International Software Ltd. 1993 Stock Option Plan, the 1996 Novera Software Inc. Stock Option Plan, the TSI International Software, Ltd. 1997 Directors Stock Option Plan or the Mercator Software, Inc. 1997 Equity Incentive Plan

“Governmental Entity” shall mean any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Knowledge” — an individual will be deemed to have “knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

An entity (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as of the date hereof as a director, executive officer or senior vice president thereof, or one of the following individuals: Nick Malone, Adrian Carr, Nathan Bray, and Mike Dennison, has Knowledge of such fact or other matter. An entity will be deemed to have Knowledge of a fact or other matter if any Subsidiary of such entity has Knowledge of such fact or other matter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

“Lien” shall mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing) or right of others of whatever nature; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes and assessments, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialman, to secure claims for labor, materials or supplies and other like liens, (v) liens arising pursuant to purchase money security interests relating to indebtedness representing an amount no greater than the purchase price of the properties or assets secured and (vi) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Material Adverse Effect” shall mean any material adverse change in the assets, liabilities, financial condition or results of operations, business or prospects of the Company and the Subsidiaries of the Company taken as a whole or any material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect” shall not include such adverse change that results solely from, in and of themselves, (i) the announcement of the Offer or the Merger, (ii) changes in general economic conditions or financial markets generally, (iii) changes in the sector of the software industry in which the Company and its Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries, (iv) changes in the Company’s stock price, or (v) the announcement by the Company of its results of operations for the second quarter of fiscal year 2003.

“Minimum Condition” shall mean the condition that, pursuant to the Offer, there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than that number of Shares which, together with the Shares owned by Parent and Sub on the date hereof, constitutes at least 51% of the Shares outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights and securities exercisable or convertible into Shares, whether or not exercised or converted at the time of determination).

“Option Exchange Ratio” shall mean (x) the Merger Consideration divided by (y) the average of (A) the closing prices of Parent Common Stock on the Nasdaq Stock Market, Inc. during the twenty trading days preceding the fifth trading day prior to the public announcement of this Agreement and (B) the closing prices of Parent Common Stock on the Nasdaq Stock Market, Inc. during the twenty trading days preceding the fifth trading day prior to the Closing Date.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Person” or “person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization or other entity.

“Subsidiary” with respect to any party shall mean any corporation, limited liability company, partnership, or other business association or entity, a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

“Tax Returns” shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” shall mean all existing agreements or arrangements (whether or not written and other than those imposed by Applicable Law) binding the Company and its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability.

“Triggering Event” shall be deemed to have occurred if: (i) the Company, any of its Affiliates or any Representatives violates any of the requirements or restrictions in Section 5.5; (ii) the Company’s Board of Directors publicly recommends to the Company’s stockholders any Superior Proposal; (iii) the Company enters into any agreement, letter of intent or similar document contemplating or otherwise relating to any Alternative Proposal or Superior Proposal (it being understood that entering into a confidentiality agreement as permitted by Section 5.5 shall not constitute a Triggering Event); (iv) the Company’s Board of Directors withdraws, or materially and adversely modifies, its recommendation of the Offer, the Merger or this Agreement (it being understood that for all purposes of this Agreement, the fact that the Company has supplied any Person with any information regarding the Company or has entered into discussion or negotiation with such Person as permitted by this Agreement or the public disclosure of such facts, shall not be deemed a withdrawal or modification of the Company’s Board of Directors’ recommendation of the Offer, the Merger or this Agreement); or (v) if any condition contained in Annex A hereto shall not have been satisfied by the expiration date of the Offer and on or prior to such date (A) an Alternative Proposal shall have been made or publicly announced or (B) it shall have been publicly disclosed, or the Parent or Sub shall have otherwise learned, that beneficial ownership (determined for the purposes of this clause (v) as set forth in Rule 13d-3 under the Exchange Act) of 15% or more of the Common Stock has been acquired by any Person or group (as defined in Section 13(d)(3) under the Exchange Act).

      SECTION 8.2     Interpretation.

      (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

      (b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      (c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

      (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

      (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

      (f) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

      (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.1     Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by or on behalf of Parent or the Company. Each and every such representation and warranty of the parties hereto shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

      SECTION 9.2     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      SECTION 9.3     Notices. Any notice, request , instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, to the party at the following addresses (or such other addresses for a party as shall be specified by like notice):

(a) if to the Company, to it at:

Mercator Software, Inc.
45 Danbury Road
Wilton, Connecticut
Attention: General Counsel
Facsimile: (203) 563-1361

With a copy (which shall not constitute notice) to:

Jenkens & Gilchrist Parker Chapin LLP
450 Lexington Avenue
Chrysler Building
New York, New York 10023
Attention: Michael Weinseir, Esq.
Facsimile: (212) 704-6288

(b) if to either Parent or Sub, to it at:

Ascential Software Corporation
50 Washington St.
Westborough, MA 01581
Attention: General Counsel
Facsimile: (508) 389-8711

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, Massachusetts 02108-3194
Attention: Louis A. Goodman, Esq.
Facsimile: (617) 573-4822

      SECTION 9.4     Entire Agreement. This Agreement, the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

      SECTION 9.5     Binding Effect; Benefit; Assignment.

      (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

      SECTION 9.6     Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

      SECTION 9.7     Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.8     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

      SECTION 9.9     Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law that would require application of any other law.

      SECTION 9.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      SECTION 9.11     Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

ASCENTIAL SOFTWARE CORPORATION

By:	/s/ PETER GYENES

Name: Peter Gyenes
Title: Chairman and Chief Executive Officer

GREEK ACQUISITION CORPORATION

By:	/s/ PETER FIORE

Name: Peter Fiore
Title: President

MERCATOR SOFTWARE, INC.

By:	/s/ ROY C. KING

Name: Roy C. King
Title: Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex A

      The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached.

      Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or, subject to the terms of this Agreement, amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act or any applicable foreign anti-competition law applicable to the Merger has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Agreement and before the scheduled expiration date of the Offer, any of the following events shall occur:

(a) there shall be pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent’s or Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company’s businesses or assets, (ii) seeking to compel Parent or Sub or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Sub of any Shares pursuant to the Offer, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (v) seeking to impose material limitations on the ability of Sub, or rendering Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vi) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; provided, that in each of clauses (i) through (vi), to the extent a Governmental Entity is not a party to the suit, action or proceeding, Parent believes that there is a reasonable likelihood the result of such suit, action or proceeding would materially adversely affect the Company or Parent’s or Sub’s effective exercise of ownership of the shares or operation of the Company, its business or assets;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or applicable foreign anti-competition laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above; or

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of forty-eight (48) hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a declaration of war by the United States or an international or national calamity directly involving the United States, (iv) any limitation or imposed limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions, (v) any decline in the Standard & Poor’s 500 Index by an amount in excess of 25% measured from the close of business on the date of this Agreement, or (vi) a change in general

A-1

financial, bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

(d) there shall have occurred any Material Adverse Effect on the Company or any event, change, effect, fact or circumstance that could reasonably be likely to result in a Material Adverse Effect on the Company; or

(e) the Company’s Board of Directors or any committee or member thereof (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Sub (including, without limitation, by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Alternative Proposal or similar business combination with a Person other than Parent, Sub or their Affiliates, (iii) shall have executed an agreement in principle or definitive agreement relating to an Alternative Proposal or similar business combination with a Person other than Parent, Sub or their Affiliates or (iv) shall have adopted any resolution or committed to effect any of the foregoing; or

(f) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct without giving effect to any qualification as to Knowledge, materiality or Material Adverse Effect (or any variation of such terms) contained in any particular representation or warranty as of the date of this Agreement and as of the expiration date of the Offer (except for those representations and warranties that address matters only as if a particular date, which need only be true and correct as of such date) except to the extent any such failure to be so true and correct together with all other such failures to be so true and correct does not and would not reasonably be expected to result in a Material Adverse Effect on the Company;

(g) the Company shall have failed to perform or comply in any material respect with any obligation, agreement or covenant of the Company to be performed or complied with by it under this Agreement;

(h) the Rights shall have become exercisable; or

(i) this Agreement shall have been terminated in accordance with its terms;

which in the sole judgment of Parent or Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Sub) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Common Stock.

      The foregoing conditions are for the sole benefit of Parent and Sub and may be waived by Parent or Sub, in whole or in part, at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

A-2

Annex B

Index of Defined Terms

Term	Section

Acquisition Proposal	5.5(a)
Affiliate	8.1
Agreement	Preamble
Alternative Proposal	5.5(e)
Alternative Transaction	8.1
Antitrust Division	5.7
Board Fraction	1.3(a)
Cash Amount	8.1
Certificates	2.8(b)
Closing	2.1(d)
Closing Date	2.1(e)
Code	8.1
Commission	1.1(c)
Commission Documents	3.7(a)
Company	Preamble
Company Balance Sheet	3.8(a)
Company Balance Sheet Date	3.8(a)
Company Disclosure Schedule	Preamble, Art. III
Company ESPP	2.10(d)
Company Intellectual Property	3.23(a)
Company Licensed Intellectual Property	3.23(c)
Company Option Plan	8.1
Company Stockholder Approval	3.2(a)
Company Stockholders Meeting	2.5(a)(i)
Company Stock Option	2.10(a)
Company Warrant	2.11
Company 10-K	3.7(a)
Confidentiality Agreement	5.2(b)
Customers, Suppliers, Resellers and Partners	3.17
DGCL	2.1(b)
Dissenting Shares	2.13
Effective Time	2.1(a)
Employee Benefit Plan	3.14(a)
Employee Plans	3.14(a)
Environmental Laws	3.19(b)
ERISA	3.14(a)
Exchange Act	Preamble
Foreign Benefit Plan	3.14(j)
FTC	5.7
GAAP	3.8

B-1

Term	Section

Governmental Entity	8.1
Hazardous Material	3.19(b)
HSR Act	3.3
Indemnified Party	5.9(a)
Independent Directors	1.3(c)
Intellectual Property	3.23
Knowledge	8.1
Law	8.1
Lien	8.1
Litigation	3.12
Material Adverse Effect	8.1
Material Company Contracts	3.9(a)
Merger	Preamble
Merger Consideration	2.7
Minimum Condition	8.1
Multiemployer Plan	3.14(a)
Offer	Preamble
Offer Documents	1.1(c)
Offer Price	Preamble
Offer to Purchase	1.1(a)
Opinion	3.20
Option Exchange Ratio	8.1
Parent	Preamble
Parent Common Stock	8.1
Parent Welfare Plans	5.8(c)
Paying Agent	2.8(a)
Payment Fund	2.9
Person	8.1
Proxy Statement	2.5(a)(ii)
Real Property	3.18(b)
Representatives	5.5(a)
Rights	Preamble
Rights Agreement	Preamble
Schedule 14D-9	1.2(a)
Schedule TO	1.1(c)
Securities Act	3.7(b)
Shares	Preamble
Software Programs	3.23(a)
Sub	Preamble
Subsidiary	8.1
Superior Proposal	5.5(e)
Surviving Corporation	2.1(b)
Tax Returns	3.13
Ten Day Extension	1.1(b)

B-2

Term	Section

Tender Offer Conditions	1.1(a)
Trademarks	3.23(a)
Trade Secrets	3.23(a)
Triggering Event	8.1

B-3